EXHIBIT 99.1

Greif, Inc. Announces Changes to the Finance Management Team

DELAWARE, Ohio (September 19, 2005) – Donald S. Huml, chief financial officer of Greif, Inc. (NYSE: GEF, GEF.B), has announced the reorganization of the company’s Finance Department.

Currently Vice President and Chief Information Officer, Ken Andre adds the Corporate Controller role as he continues in his position as Vice President and CIO.

Vice President and Corporate Controller John Dieker will become Vice President and Treasurer.

Vice President and Treasurer Rob Zimmerman will be Vice President of Corporate Business Development, leading growth and development activities for the company.

The transition will be fully implemented by Jan. 1, 2006.

After earning his bachelor’s degree in Accounting from the University of Notre Dame in South Bend, Ind., Andre began his career as an audit and emerging business specialist for Coopers and Lybrand (now PricewaterhouseCoopers). He joined Van Leer Containers as staff accountant in the corporate accounting department, moved to area controller in the Netherlands, then filled progressively more responsible roles in information systems for Van Leer, Huhtamaki Van Leer and Greif in Belgium before moving to Greif’s corporate offices in Delaware, Ohio.

Dieker came to Greif as internal auditor in 1992 from Price Waterhouse (now PricewaterhouseCoopers) where he was a senior auditor. In 1995, he was named controller. In the 10 years since, his work has grown significantly as Greif grew from a $500 million company in North America to the $2.2 billion global company it is today. Dieker graduated from The Ohio State University, Columbus, Ohio, with majors in Accounting and Finance.

Zimmerman joined Greif in 2001 as global cash manager, and was promoted to his current position in 2003. Previously, he was the treasury manager at Mettler Toledo International Inc. in Columbus, Ohio. A Certified Cash Manager, Zimmerman has a bachelor’s degree in Business Administration/Systems from Taylor University, Upland, Ind., and an MBA in Finance from the University of Dayton in Dayton, Ohio.

Greif, Inc. is the world leader in industrial packaging products and services. The company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. The company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the company’s Web site at www.greif.com.